Exhibit A

JOINT FILING AGREEMENT

The undersigned persons agree and consent to the joint filing on their behalf of this Amendment No. 16 to Schedule 13G in connection with their beneficial ownership of the Common Stock of Simon Property Group, Inc. at March 31, 2025.

Date: May 14, 2025

MELVIN SIMON & ASSOCIATES, INC.,
an Indiana corporation

By:	/s/ Herbert Simon
Herbert Simon, Chairman

SECOND AMENDED AND RESTATED VOTING TRUST AGREEMENT, VOTING AGREEMENT AND PROXY entered into as of March 1, 2004 between Melvin Simon & Associates, Inc. and Melvin Simon, Herbert Simon and David Simon

By:	/s/ Herbert Simon
Herbert Simon, as Voting Trustee and in his individual capacity

By:	/s/ David Simon
David Simon, as Voting Trustee and in his individual capacity

VOTING TRUST AGREEMENT, VOTING AGREEMENT AND PROXY entered into as of March 1, 2004 between David Simon, Melvin Simon and Herbert Simon

By:	/s/ David Simon
David Simon, as Voting Trustee

By:	/s/ Eli Simon
Eli Simon, as Voting Trustee